Exhibit 10.1

WAIVER AND AMENDMENT AGREEMENT

This WAIVER AND AMENDMENT AGREEMENT (this “Amendment”), by and between ARCA biopharma, Inc., a Delaware corporation (the “Company”), and Michael R. Bristow (“Executive”) is effective as of March 30, 2012 (the “Effective Date”).

RECITALS:

A.	The Company and Executive entered into an Amended and Restated Employment and Retention Agreement dated on or about June 1, 2008 (the “Employment Agreement”). Capitalized terms used in this Amendment and not otherwise defined have the meaning given in the Employment Agreement.

B.	The Company and executive wish to amend the Employment Agreement in order to modify certain provisions relating to severance payable upon termination of employment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1. Amendments.

(a) Section 5 of the Employment Agreement is amended and restated in its entirety as follows:

5. Description of Severance Benefits. For purposes of this Amendment, “Severance Benefits” are defined as:

            (a) severance pay (the “Severance Pay”) equivalent to: (A)(i) twelve (12) months of your Base Salary (as defined below) in effect as of your last day of full-time employment with the Company if a Notice Date (as defined below) occurs (a) on the same day as a Corporate Transaction or (b) within thirteen (13) months after the effective date of a Corporate Transaction; and (B) a pro rata portion of any bonus compensation under any employee bonus plan that has been approved by the Board of Directors (“Bonus Pay”) payable to you for the fiscal year in which your employment terminated to be paid at the same time that such incentive bonus would have been paid if such termination had not occurred. Your pro rata portion of any Bonus Pay shall be based upon the number of days in such calendar year elapsed through the Notice Date of such termination as a proportion of 365.

The date you are notified that your employment with the Company is being terminated without Cause or the date you notify the Company that you are terminating your employment for Good Reason, shall be referred to herein as the “Notice Date.” The Severance Pay shall be payable in equal installments over the applicable number of months (the “Initial Severance Period”) in accordance with the Company’s then applicable payroll policies, beginning no earlier than seven (7) days after the effective date of the release described below, and will be

1.

subject to standard payroll deductions and withholdings; provided, however, that any Bonus Pay shall not be payable to you until such time as bonus compensation under the applicable employee bonus plan is paid to other employees of the Company; and

            (b) reimbursement of your out-of-pocket costs to continue your group health insurance benefits (and dependent coverage, if applicable) under COBRA at substantially the same level of coverage in effect immediately prior to the Notice Date for twelve (12) months following the last day of the month in which your Notice Date occurs, payable at the sole discretion of the Company either in advance on the first day of each month or in a single lump sum, whether or not you elect or are eligible to receive COBRA; provided, that even if you do not elect or are not eligible to receive COBRA, you shall receive the equivalent of such out-of-pocket costs paid by you not to exceed the costs that such benefits would equal under COBRA if you were so eligible.

            To receive any of the Severance Benefits, you must first sign and date a general release of claims in favor of the Company in the form attached hereto as Exhibit A (the “Release”). Such Release shall not be signed or dated until the Notice Date, and, except as otherwise required by applicable law, is not valid (and will not entitle you to Severance Benefits) unless signed and delivered to the Company within three (3) days after such Notice Date.

            (c) The Company may elect, in its sole discretion, to pay you the equivalent of up to twelve (12) months of your Base Salary in effect as of your last day of full-time employment with the Company, which additional payment shall extend your covenants and obligations set forth in Article IV of the Employee Intellectual Property, Confidentiality and Non-Compete Agreement for such additional period. If the Company elects to make such additional payment to you, the Company shall make such payments in equal installments over the applicable number of months following the Initial Severance Period in accordance with the Company’s then applicable payroll policies, or in the sole discretion of the Company as designated by the Company in writing within seven (7) days after the Notice Date, in a single lump sum cash payment, subject to standard payroll deductions and withholdings, and such additional amounts shall be deemed to be “Severance Pay” and to be part of the “Severance Benefits” for purposes of this Amendment.

(b) A new paragraph (c) is added to Section 14 of the Employment Agreement, as follows:

            (c) Your obligations under Sections IV.A and IV.B(a) of the Employee Intellectual Property, Confidentiality and Non-Compete Agreement with the Company shall be limited to the period for which you receive Severance Pay under Section 5(a) or 5(c). The foregoing will not affect your obligations under Section IV.B(b) or (c) thereof.

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2. Waiver. Executive acknowledges and agrees that the transactions contemplated by this Amendment will not constitute Good Reason under the Employment Agreement and that executive will no longer be entitled to any Severance Pay or Severance Benefits under the Employment Agreement except as expressly set forth in the Employment Agreement as amended by this Amendment.

3. Effect. This Amendment constitutes an amendment to the Employment Agreement. The terms and provisions of the Employment Agreement and all other documents and instruments relating and pertaining to the Employment Agreement continue in full force and effect, as amended by the express terms of this Agreement. In the event of any conflict between the provisions of the Employment Agreement or any document or instrument executed and delivered in connection with the Employment Agreement and the express provisions of this Amendment, the provisions of this Amendment will control.

4. Governing Law. This Amendment will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Colorado as applied to contracts made and to be performed entirely within Colorado without reference to any conflict of laws provision that would cause the application of the law of any other jurisdiction.

5. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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3.

Executed to be effective as of the Effective Date.

COMPANY:

ARCA BIOPHARMA, INC.

By:	/s/ Christopher D. Ozeroff
Name: Christopher D. Ozeroff
Title: Senior Vice President and General Counsel

/s/ Michael R. Bristow
Michael R. Bristow
Date: March 30, 2012